Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Second Quarter Results
•Strong first half 2024 execution has Company on pace for full-year targets
•U.S. Consumer second quarter net sales of $1.38B equal record high
•Q2 2024 GAAP gross margin of 30.4% and non-GAAP adjusted gross margin of 35.3% reflect 350 and 60 basis point improvements, respectively
•Strong free cash flow delivers net leverage of 6.95x, well below covenant maximum
•Q2 2024 GAAP EPS of $2.74; non-GAAP Adjusted EPS of $3.69 are ahead of plan
•Teams driving consumer engagement in Q3 representing 60 percent of seasonal POS

MARYSVILLE, Ohio, May 1, 2024 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden as well as a leader in indoor and hydroponic growing products, today announced its results for the second quarter ended March 30, 2024.

“Through the first six months of our fiscal year, we exceeded operating plan targets and made progress on the most important financial metrics driving our business,” said Jim Hagedorn, chairman, CEO and president. “We’re in a favorable position to achieve our fiscal 2024 guidance as well as meet our goals for cash flow generation, debt reduction and gross margin improvement.

“We’re a much leaner and more cost-efficient organization with a near-term focus on precision execution. At the same time, because we’ve stabilized and created financial flexibility, we can shift from crisis management to operating the business the way it should be run - from a position of strength and with a growth mindset.”

Financial Results

Second Quarter Details
For the quarter ended March 30, 2024, total Company sales were approximately flat at $1.53 billion compared to a year ago. U.S. Consumer net sales increased 2 percent to $1.38 billion from $1.36 billion in the same period last year. U.S. Consumer segment favorability was mainly driven by increased listings and early season promotions associated with the growing media category.

“With outstanding retail partnerships and execution by our team, the U.S. Consumer business delivered a strong second quarter that tied the record high for net sales set two years ago,” said Matt Garth, chief financial and administrative officer. “All of our associates are acutely focused on delivering the remainder of the year with 60 percent of POS coming in the third quarter and the heart of the lawns season still ahead of us.”

Hawthorne segment sales for the quarter decreased 28 percent to $66.4 million compared to $92.7 million last year. The decline was largely due to the Company’s previously announced focus on its proprietary Signature brands and discontinuation of its third-party distributed brands business, along with continued pressure on the indoor and hydroponic industry as a whole. During the quarter, Hawthorne announced its strategic partnership with BFG Supply to change its go-to-market approach for its higher-margin Signature portfolio and to fully exit distribution of third-party brands.

GAAP and non-GAAP adjusted gross margin rates for the quarter were 30.4 percent and 35.3 percent, respectively. These compare to 26.9 percent and 34.7 percent, respectively, in the prior year. The improvement was due primarily to the annualization of distribution savings and lower cost materials partially offset by net price decreases.

SG&A decreased 4 percent to $178.7 million during the quarter compared to $186.3 million a year ago, and declined 12.7 percent compared to the second quarter of fiscal 2022, primarily driven by annualization of Project Springboard savings.

Other expense was $10.8 million in the quarter driven by the discount on the sale of accounts receivable associated with the new Accounts Receivable Sale Agreement. Costs associated with prior years’ Accounts Receivable financing facilities were included as a component of interest expense below operating income.

Interest expense during the quarter declined 9 percent compared to the same quarter last year driven by the Company’s utilization of its Accounts Receivable facility resulting in lower debt during the period. The Company’s average net debt to adjusted EBITDA leverage ratio at the end of the quarter was 6.95 times, well within the covenant maximum of 7.75 times. The maximum EBITDA multiple under the revised leverage ratio covenants decreases to 6.50 in the third quarter and to 6.00 in the fourth quarter of the fiscal year. Going forward, the Company expects to operate well within covenant bounds.

The Company recorded pre-tax restructuring charges of $77.0 million during the quarter primarily related to the incremental contraction of the Hawthorne supply chain network.

The Company reported GAAP net income of $157.5 million, or $2.74 per diluted share, compared with $109.4 million, or $1.94 per diluted share, in the same quarter a year ago. Non-GAAP adjusted net income for the quarter, which excludes impairment, restructuring and other non-recurring items, was $211.9 million, or $3.69 per diluted share, compared with $213.8 million, or $3.78 per diluted share, for the same period last year.

Year-to-date Details
For the first six months of fiscal 2024, the Company reported sales of $1.94 billion, down 6 percent from $2.06 billion a year earlier. U.S. Consumer segment sales decreased 2 percent to $1.69 billion related to rephasing of shipments toward pre-pandemic norms. Sales for the Hawthorne segment decreased 35 percent to $146.6 million.

The company-wide gross margin rate was 27.2 percent on a GAAP basis and 30.7 percent on a non-GAAP adjusted basis compared with rates of 24.7 percent and 31.0 percent, respectively, a year ago. SG&A decreased 7 percent to $293.5 million. The Company expects to recognize more than 80 percent of the final $100 million of Project Springboard savings by the end of fiscal 2024.

Below operating income, first-half results include a $19.1 million adjusted loss from the Bonnie JV that excludes a pre-tax impairment charge of $10.4 million recorded during the first quarter of this fiscal year. The first-half adjusted loss is comparable to the adjusted loss from the JV for the same period a year ago.

On a company-wide basis, GAAP net income was $77.0 million, or $1.34 per diluted share, compared with $44.7 million, or $0.80 per diluted share, for the first six months a year ago. Excluding impairment, restructuring and other non-recurring items, non-GAAP adjusted earnings were $129.7 million, or $2.26 per diluted share, compared with $157.4 million, or $2.81 per diluted share, last year.

Fiscal 2024 Outlook

The Company reaffirms its previously announced non-GAAP fiscal 2024 guidance. More details will be shared during today’s call, and the Company expects to provide an updated outlook in early June. The Company’s primary objective remains restoring a strong balance sheet with meaningful improvements in leverage and working capital by generating $575 million of adjusted EBITDA and free cash flow of $560 million.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, May 1

The Company will discuss results during a video presentation via webcast today at 9:00 a.m. ET. To watch the Company presentation and listen to the question-and-answer session, please register in advance at this webcast link. For those planning to participate in the question-and-answer session that follows the video presentation, please register for the webcast to view the presentation in addition to registering in advance via this audio link to receive call-in details and a unique PIN. A replay of the conference call will also be available on the Company’s investor website where an archive of the press release and any accompanying information will remain available for at least a 12-month period.

Net Sales Details

Fiscal Second Quarter (January - March 2024)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	4%	—%	(2)%	—%	2%
Hawthorne	(24)%	—%	(4)%	—%	(28)%
Other	(2)%	—%	(1)%	—%	(3)%
Total SMG	2%	—%	(2)%	—%	—%

Fiscal Year-to-Date (October 2023 - March 2024)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	—%	—%	(2)%	—%	(2)%
Hawthorne	(32)%	—%	(3)%	—%	(35)%
Other	(4)%	—%	(1)%	—%	(5)%
Total SMG	(4)%	—%	(2)%	—%	(6)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures and rounding impacts necessary to reconcile to net sales

About ScottsMiracle-Gro
With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•An economic downturn and economic uncertainty may adversely affect demand for the Company’s products;
•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•The Company’s operations, financial condition or reputation, may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•Our success depends upon the retention and availability of key personnel and the effective succession of senior management;
•Our workforce reductions may cause undesirable consequences and our results of operations may be harmed;
•Disruptions in availability or increases in the prices of raw materials, fuel or transportation costs could adversely affect our results of operations;
•A significant interruption in the operation of the Company’s or its suppliers’ facilities could impact the Company’s capacity to produce products and service its customers, which could adversely affect the Company’s revenues and earnings;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase our costs of doing business or limit our ability to market all of our products;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers, or a material reduction in the inventory of the Company’s products that they carry, could adversely affect the Company’s financial results;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•The Company’s decision to maintain, reduce or discontinue paying cash dividends to its shareholders or repurchasing its Common Shares could cause the market price for its common shares to decline;
•If the perception of the Company’s brands or organizational reputation are damaged, its customers, distributors and retailers may react negatively, which could materially and adversely affect the Company’s business, financial condition and results of operations;

•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption; and
•Hagedorn Partnership, L.P. beneficially owns approximately 24% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Aimee DeLuca
Sr. Vice President, Investor Relations
aimee.deluca@scotts.com
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 644-7044

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	March 30, 2024	April 1, 2023	% Change	March 30, 2024	April 1, 2023	% Change
Net sales		$1,525.4	$1,531.5	—%	$1,935.8	$2,058.1	(6)%
Cost of sales		986.8	1,000.1		1,340.8	1,420.7
Cost of sales—impairment, restructuring and other		74.9	118.7		69.1	129.0
Gross margin		463.7	412.7	12%	525.9	508.4	3%
% of sales		30.4%	26.9%		27.2%	24.7%
Operating expenses:
Selling, general and administrative		178.7	186.3	(4)%	293.5	314.8	(7)%
Impairment, restructuring and other		2.1	21.8		(5.0)	30.2
Other (income) expense, net		10.8	(1.6)		12.6	(1.0)
Income from operations		272.1	206.2	32%	224.8	164.4	37%
% of sales		17.8%	13.5%		11.6%	8.0%
Equity in loss of unconsolidated affiliates		7.0	7.3		29.5	18.7
Interest expense		44.1	48.3		86.8	91.0
Other non-operating (income) expense, net		1.2	0.8		2.9	(0.8)
Income before income taxes		219.8	149.8	47%	105.6	55.5	90%
Income tax expense		62.3	40.4		28.6	10.8
Net income		$157.5	$109.4	44%	$77.0	$44.7	72%

Basic net income per common share	(1)	$2.77	$1.95	42%	$1.36	$0.80	70%
Diluted net income per common share	(2)	$2.74	$1.94	41%	$1.34	$0.80	68%

Common shares used in basic net income per share calculation		56.8	56.0	1%	56.7	55.8	2%
Common shares and potential common shares used in diluted net income per share calculation		57.4	56.5	2%	57.3	56.1	2%

Non-GAAP results:
Adjusted net income	(3)	$211.9	$213.8	(1)%	$129.7	$157.4	(18)%
Adjusted diluted net income per common share	(2) (3)	$3.69	$3.78	(2)%	$2.26	$2.81	(20)%
Adjusted EBITDA	(3)	$396.3	$404.8	(2)%	$370.5	$426.0	(13)%
Note: See accompanying footnotes.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)
The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business in Canada. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Six Months Ended
	March 30, 2024	April 1, 2023	% Change	March 30, 2024	April 1, 2023	% Change
Net Sales:
U.S. Consumer	$1,379.8	$1,357.4	2%	$1,686.5	$1,726.3	(2)%
Hawthorne	66.4	92.7	(28)%	146.6	224.2	(35)%
Other	79.2	81.4	(3)%	102.7	107.6	(5)%
Consolidated	$1,525.4	$1,531.5	—%	$1,935.8	$2,058.1	(6)%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$385.7	$397.4	(3)%	$370.3	$428.7	(14)%
Hawthorne	(3.4)	(16.8)	80%	(13.0)	(33.0)	61%
Other	6.4	14.6	(56)%	1.2	16.0	(93)%
Total Segment Profit (Non-GAAP)	388.7	395.2	(2)%	358.5	411.7	(13)%
Corporate	(35.7)	(42.1)		(61.7)	(74.0)
Intangible asset amortization	(3.9)	(6.4)		(7.9)	(14.1)
Impairment, restructuring and other	(77.0)	(140.5)		(64.1)	(159.2)
Equity in loss of unconsolidated affiliates	(7.0)	(7.3)		(29.5)	(18.7)
Interest expense	(44.1)	(48.3)		(86.8)	(91.0)
Other non-operating income (expense), net	(1.2)	(0.8)		(2.9)	0.8
Income before income taxes (GAAP)	$219.8	$149.8	47%	$105.6	$55.5	90%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 30, 2024	April 1, 2023	September 30, 2023

ASSETS
Current assets:
Cash and cash equivalents	$65.1	$25.0	$31.9
Accounts receivable, net	876.9	1,457.9	304.2
Inventories	824.3	1,127.6	880.3
Prepaid and other current assets	168.8	231.9	181.4
Total current assets	1,935.1	2,842.4	1,397.8
Investment in unconsolidated affiliates	83.8	174.2	91.9
Property, plant and equipment, net	608.2	588.9	610.3
Goodwill	243.9	254.3	243.9
Intangible assets, net	428.9	565.5	436.7
Other assets	624.3	562.8	633.1
Total assets	$3,924.2	$4,988.1	$3,413.7
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$57.8	$435.4	$52.3
Accounts payable	440.4	415.5	271.2
Other current liabilities	562.1	521.6	450.2
Total current liabilities	1,060.3	1,372.5	773.7
Long-term debt	2,760.5	3,138.0	2,557.4
Other liabilities	354.3	340.1	349.9
Total liabilities	4,175.1	4,850.6	3,681.0
Equity (deficit)	(250.9)	137.5	(267.3)
Total liabilities and equity (deficit)	$3,924.2	$4,988.1	$3,413.7

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 30, 2024			Three Months Ended April 1, 2023
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$463.7	$(74.9)	$538.6	$412.7	$(118.7)	$531.5
Gross margin as a % of sales	30.4%		35.3%	26.9%		34.7%
Income from operations	272.1	(77.0)	349.1	206.2	(140.5)	346.7
Income from operations as a % of sales	17.8%		22.9%	13.5%		22.6%
Income before income taxes	219.8	(77.0)	296.8	149.8	(140.5)	290.3
Income tax expense	62.3	(22.6)	84.9	40.4	(36.1)	76.5
Net income	157.5	(54.4)	211.9	109.4	(104.4)	213.8
Diluted net income per common share	2.74	(0.95)	3.69	1.94	(1.85)	3.78

Calculation of Adjusted EBITDA (3):	Three Months Ended March 30, 2024	Three Months Ended April 1, 2023
Net income (GAAP)	$157.5	$109.4
Income tax expense	62.3	40.4
Interest expense	44.1	48.3
Depreciation	16.2	16.0
Amortization	3.9	6.4
Impairment, restructuring and other charges	77.0	140.5
Equity in loss of unconsolidated affiliates	7.0	7.3
Interest income	(0.2)	(1.0)
Share-based compensation	28.5	37.5
Adjusted EBITDA (Non-GAAP)	$396.3	$404.8

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Six Months Ended March 30, 2024			Six Months Ended April 1, 2023
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$525.9	$(69.1)	$595.0	$508.4	$(128.9)	$637.3
Gross margin as a % of sales	27.2%		30.7%	24.7%		31.0%
Income from operations	224.8	(64.1)	288.9	164.4	(159.2)	323.6
Income from operations as a % of sales	11.6%		14.9%	8.0%		15.7%
Equity in loss of unconsolidated affiliates	29.5	10.4	19.1	18.7	—	18.7
Income before income taxes	105.6	(74.5)	180.1	55.5	(159.2)	214.7
Income tax expense	28.6	(21.9)	50.5	10.8	(46.5)	57.2
Net income	77.0	(52.7)	129.7	44.7	(112.7)	157.4
Diluted net income per common share	1.34	(0.92)	2.26	0.80	(2.01)	2.81

Calculation of Adjusted EBITDA (3):	Six Months Ended March 30, 2024	Six Months Ended April 1, 2023
Net income (GAAP)	$77.0	$44.7
Income tax expense	28.6	10.8
Interest expense	86.8	91.0
Depreciation	32.3	33.6
Amortization	7.9	14.1
Impairment, restructuring and other charges	64.1	159.2
Equity in loss of unconsolidated affiliates	29.5	18.7
Interest income	(0.3)	(4.4)
Share-based compensation	44.6	58.3
Adjusted EBITDA (Non-GAAP)	$370.5	$426.0

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

(2)Diluted net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, determine incentive compensation and monitor compliance with the financial covenants contained in the Company’s borrowing agreements because it believes that these non-GAAP financial measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP:

Adjusted gross margin: Gross margin excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in income (loss) of unconsolidated affiliates: Equity in income (loss) of unconsolidated affiliates excluding impairment charges.
Adjusted income (loss) before income taxes: Income (loss) before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit): Income tax expense (benefit) excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted net income (loss): Net income (loss) excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted diluted net income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). A form of Adjusted EBITDA is used in agreements governing the Company’s outstanding indebtedness for debt covenant compliance purposes. Adjusted EBITDA as used in those agreements includes additional adjustments to the Adjusted EBITDA presented in the reconciliations above which may decrease or increase Adjusted EBITDA for purposes of the Company’s financial covenants.

For the three and six months ended March 30, 2024, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring program, the Company is reducing the size of its supply chain network, reducing staffing levels and implementing other cost-reduction initiatives. During the second quarter of fiscal 2024, the Company commenced plans to close additional Hawthorne distribution centers. The Company has also accelerated the reduction of certain Hawthorne inventory, primarily lighting, growing environments and hardware products, to reduce its on hand inventory to align with the reduced network capacity. During the three and six months ended March 30, 2024, the Company incurred costs of $74.9 million and $69.1 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $2.0 million and $4.1 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets and property, plant and equipment.
•During the three and six months ended March 30, 2024, the Company recorded a gain of $0.0 million and $12.1 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with a payment received in resolution of a dispute with the former ownership group of a business that was acquired in fiscal 2022.
•During the three and six months ended March 30, 2024, the Company recorded a pre-tax impairment charge of $0.0 million and $10.4 million, respectively, associated with its investment in Bonnie Plants, LLC in the “Equity in loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

For the three and six months ended April 1, 2023, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. During the three and six months ended April 1, 2023, the Company incurred costs of $118.7 million and $128.2 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $18.1 million and $23.2 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets and property, plant and equipment.

Forward Looking Non-GAAP Measures
In this release, the Company presents certain forward-looking non-GAAP measures. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on a GAAP outlook without unreasonable efforts. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s GAAP results. As a result, the Company does not provide a reconciliation of forward-looking non-GAAP measures to GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.